SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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WELLS REAL ESTATE INVESTMENT TRUST II, INC.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092-3365

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 19, 2006

Dear Stockholder:

On Wednesday, July 19, 2006, we will hold our 2006 annual meeting of stockholders at The Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097. The meeting will begin at 1:30 p.m. Eastern daylight time.

We are holding this meeting to:

1.	Elect 10 directors to hold office for one-year terms expiring in 2007; and

2.	Attend to other business properly presented at the meeting.

Your board of directors has selected April 21, 2006 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card and our 2005 annual report to stockholders are being mailed to you on or about April 28, 2006.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. Because we are a widely held REIT with more than 80,000 stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Leo F. Wells, III
Chairman

Atlanta, Georgia

April 24, 2006

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format below.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2006 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, Douglas P. Williams or Randall D. Fretz, each of whom are our officers. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 19, 2006, at 1:30 p.m. at The Atlanta Athletic Club, 1930 Bobby Jones Drive, Duluth, Georgia 30097.

Q:	How many shares of common stock can vote?

A:	As of April 21, 2006, there were 221,838,309 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named as such in this proxy statement.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 21, 2006, the record date, is entitled to vote at the annual meeting.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the annual meeting, you may also submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted (i) FOR the nominees for director and (ii) with respect to any other proposals to be voted upon, in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams or Fretz.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	recasting your proxy vote on the proxy voting Web site or by telephone. Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. As discussed immediately below, your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held REIT (with more than 80,000 record holders of our stock), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	A plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees equals the number of board seats to be filled, a nominee need only receive a single “for” vote to be elected. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have recently adopted a policy requiring each of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes. If a director must offer to resign because of “withhold” vote totals, a committee of all of our independent directors (the “Conflicts Committee”) must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects the offer, it must publicly disclose its reasons for doing so. The offer of resignation may also be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. More details of this policy are set out under “Proposal 1. Election of Directors.” The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.wellsref.com/wellspdf/REITII-NominatingCorporateGovernanceGuidelines.pdf.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President, Douglas P. Williams, our Executive Vice President and Secretary, and Randall D. Fretz, our Senior Vice President, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2007 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2007 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than March 14, 2007. To also be eligible for inclusion in our proxy statement for the 2007 annual meeting, director nominations and other stockholder proposals must be received by Mr. Williams by December 29, 2006.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	If I share my residence with another stockholder, how many copies of the Annual Report and Proxy Statement should I receive?

A:	In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Investor Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now, but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our investor services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens when they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our investor services department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other information we file with the SEC on the Web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. Our board of directors held five meetings during 2005. For biographical information regarding our directors, see “—Executive Officers and Directors.”

Our board has established the following committees: Audit Committee; Conflicts Committee; Nominating and Corporate Governance Committee; Asset Management Committee; Finance and Planning Committee; and Stockholder Relations, Communication and Development Committee. Information regarding each of the committees is set forth below.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting which our management has established and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2003. The Audit Committee Charter was amended during 2005; see Appendix A for a copy of the Amended and Restated Audit Committee Charter.

The members of the Audit Committee are Walter W. Sessoms (Chairman), Donald S. Moss, Neil H. Strickland and W. Wayne Woody. Although our shares are not listed for trading on any national securities exchange, all of the members of the Audit Committee are “independent” as defined by the New York Stock Exchange. All members of the Audit Committee have significant financial and/or accounting experience, and the board of directors has determined that Mr. Woody satisfies the SEC’s requirements for an “audit committee financial expert.” During 2005, the Audit Committee met ten times.

Independent Auditors

During the year ended December 31, 2005, Ernst & Young LLP served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation. Ernst & Young representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Ernst & Young representatives will be available to respond to appropriate questions posed by any stockholders. The Audit Committee anticipates that it will engage Ernst & Young as our independent auditors to audit our financial statements for the year ended December 31, 2006, subject to agreeing on fee estimates for the audit work. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve all services not covered by the general pre-approval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring pre-approval in excess of $75,000 per occurrence require specific pre-approval by all members of the Audit Committee prior to engagement of Ernst & Young. All amounts specifically pre-approved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Ernst & Young for the year ended December 31, 2005 were pre-approved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2005 and 2004, are set forth in the table below.

	2005	2004
Audit fees	$607,180	$833,623
Audit-related fees	-0-	-0-
Tax fees	$224,884	$16,349
All other fees	-0-	-0-

Total	$832,064	$849,972

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•	Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•	Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•	Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial-reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, the Audit Committee reviewed the 2005 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from us. In addition, the Audit Committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

The Audit Committee discussed with Ernst & Young the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board has approved, the inclusion of the 2005 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

March 27, 2006	The Audit Committee of the Board of Directors:

Walter W. Sessoms (Chairman), Donald S. Moss,
Neil H. Strickland and W. Wayne Woody

The Conflicts Committee

The members of our Conflicts Committee are Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, Donald S. Moss, Jack M. Pinkerton, Walter W. Sessoms and W. Wayne Woody, all of whom are independent directors. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by affiliates of our advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

•	reviewing and reporting on our policies (see below);

•	approving transactions with affiliates and reporting on their fairness to us (see below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter;

•	approving acquisitions and dispositions;

•	evaluating the performance of our officers; and

•	considering plans with respect to the succession of our president in the event of his sudden incapacitation, death or departure.

In addition, our Conflicts Committee administers the granting of stock options to selected employees of Wells Capital, Inc., our advisor, and Wells Management Company, Inc., our property manager, based upon recommendations from Wells Capital, and sets the terms and conditions of such options in accordance with the 2003 Stock Option Plan. During the last year, no employee stock options were issued. The Conflicts Committee held 15 meetings during 2005.

Report of the Conflicts Committee

Review of Our Policies

The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties leased to creditworthy tenants. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We also believe that there are sufficient acquisition opportunities that meet this investment focus. Our advisor, Wells Capital, has extensive expertise with this type of real estate.

Working Capital Reserves. We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and hence reduce our opportunities to earn current income. We believe that debt proceeds and our cash flow from operations will be sufficient to meet our needs for working capital.

Borrowing Policies. Over the long-term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% leverage ratio. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. As of March 15, 2006, our leverage ratio was approximately 29%.

Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of average invested assets or 25% of net income, as these terms are defined in our charter. For the four consecutive quarters ending December 31, 2005, total operating expenses represented 1.4% of average invested assets and 15.5% of net income.

Offering Policies. We are conducting a public offering of up to 300 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We are also offering shares under our dividend reinvestment plan. We believe these offerings are in the best interest of our stockholders because they increase the likelihood that we will be able to acquire a diverse portfolio of income-producing properties, thereby reducing risk in our portfolio.

Listing Policy. We believe it is in the best interest of our stockholders for our common shares to remain unlisted on a national exchange at this time. First, we are in the fundraising and property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain non-listed and utilize Wells Capital as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the longer-term benefits of completing the current offering, allowing the portfolio to mature and then listing the shares at a price that is anticipated to be higher than the price at which they would likely trade today.

Transactions with Affiliates

The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2005 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

Our Relationship with Wells Capital. Our executive officers, Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, are also executive officers of Wells Capital, our advisor. Mr. Wells is the sole director of our advisor and indirectly owns 100% of its equity. Since 2003, our advisor has provided our day-to-day management. Among the services provided by our advisor under the terms of an advisory agreement are the following:

•	real estate acquisition services;

•	asset management services;

•	real estate disposition services;

•	property management oversight services; and

•	administrative services.

Our advisor is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. Our advisory agreement has a one-year term expiring October 20, 2006, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. From January 1, 2005 through the most recent date practicable, which was March 15, 2006, we have compensated our advisor as set forth below.

We have incurred acquisition fees payable to our advisor equal to 2.0% of gross proceeds from our public offerings of common stock for services in connection with the selection, purchase, development or construction of real property. We incur such acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees from January 1, 2005 through March 15, 2006 totaled approximately $26.9 million.

Our advisor bears substantially all of our organization and offering costs other than our payment of selling commissions and dealer manager fees. We reimburse our advisor for up to 2.0% of our gross offering proceeds for organization and offering costs, including legal, accounting, printing and other accountable offering costs. From January 1, 2005 through March 15, 2006, our advisor has incurred approximately $35.8 million of our organization and offering expenses and has been reimbursed by us for approximately $34.8 million of such costs.

For asset management services, we pay our advisor a monthly fee equal to one-twelfth of 0.75% of the cost of (i) the occupied properties we own and (ii) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. Asset management fees incurred from January 1, 2005 through March 15, 2006 totaled approximately $14.2 million.

Additionally, we reimburse our advisor for all costs and expenses it incurs in fulfilling its asset-management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations and marketing functions on our behalf. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or real estate commissions. Administrative reimbursements from January 1, 2005 through March 15, 2006 totaled approximately $4.9 million.

The Conflicts Committee considers our relationship with the advisor during 2005 to be fair. The Conflicts Committee evaluated the performance of the advisor and the compensation paid to the advisor in connection with its decision to renew the advisory agreement until October 20, 2006. The Conflicts Committee believes that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the advisor to provide the desired level of services to us and our stockholders.

Our Relationship with WIS. Mr. Wells indirectly owns 100% of our dealer manager, Wells Investment Securities, Inc. (“WIS”). In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer manager is entitled to receive selling commissions of 7% of aggregate gross offering proceeds. Commencing with the dividends paid in December 2005 we ceased paying selling commissions in connection with the sale of our shares under the dividend reinvestment plan (“DRP”). Previously, we had paid selling commissions of 5% of aggregate gross offering DRP proceeds. WIS reallows 100% of these selling commissions to broker-dealers participating in our public offering. In the event of the sale of shares through an investment advisory representative in which the representative is compensated on a fee-for-service basis by the investor (or through a bank acting as a trustee or fiduciary), the dealer manager waives its right to a commission, with a corresponding reduction in the purchase price of shares sold in our offering. From January 1, 2005 through March 15, 2006, we incurred selling commissions of $93.2 million to WIS, of which approximately 100% was reallowed to participating broker-dealers.

WIS also earns a dealer manager fee of 2.5% of aggregate gross offering proceeds. WIS may re-allow to participating broker-dealers up to 1.5% of aggregate gross offering proceeds. There is no dealer manager fee for shares sold under the dividend reinvestment program. In the event of the sale of shares through an independent investment advisor (or bank acting as trustee or fiduciary), the dealer manager reduces its dealer manager fee to 1.5% of gross offering proceeds with a corresponding reduction in the purchase price of the shares. WIS earned dealer manager fees from us of approximately $33.7 million from January 1, 2005 through March 15, 2006, of which approximately $14.3 million was reallowed to participating broker-dealers.

The Conflicts Committee believes that this arrangement with WIS is fair. Approximately 48% of WIS’s compensation under the dealer manager agreement has been reallowed to participating broker-dealers from January 1, 2005 through March 15, 2006. The compensation payable to WIS reflects our belief that such selling commissions and dealer manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells Management. On November 24, 2005, our property management, leasing and construction management agreement with Wells Management Company, Inc. (“Wells Management”) automatically renewed for another one-year term. Mr. Wells indirectly owns 100% of Wells Management. In consideration for supervising the management, leasing and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on gross monthly income of the property.

•	For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•	For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

The Conflicts Committee believes that this arrangement with Wells Management is fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Wells Management earned a total of $244,721 from us from January 1, 2005 through March 15, 2006.

Section 1031 Exchange Program. Wells Management has developed a program to facilitate real estate acquisitions for persons (“1031 Participants”) who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (“Section 1031 Exchange Program”). The Section 1031 Exchange Program involves a private placement of co-tenancy interests in real estate. We provide certain financial guarantees to subsidiaries of Wells Management in the event co-tenancy interests in such offerings are not sold.

As of March 30, 2006, we had entered into three agreements (the “Take-out Agreements”) that could potentially obligate us to purchase co-tenancy interests in three properties. In consideration for the exposure created under the Take-out Agreements, we earned fees of approximately $0.8 million from January 1, 2005 through March 15, 2006. Information on the Take-out Agreements is as follows (in thousands):

Location of Property	Property Acquisition Date	Obligation End Date	Initial Maximum Exposure	Remaining Exposure at March 30, 2006	Fee Earned
Lisle, IL	December 14, 2005	June 15, 2006	$12,080	$11,081	$151
Bellevue, NE	December 16, 2005	June 16, 2006	$21,610	$16,235	$270
Bellevue, NE	December 16, 2005	June 16, 2006	$14,440	$14,440	$181

The Conflicts Committee believes that these Take-out Agreements are fair.

Currently Proposed Transactions. There are no currently proposed material transactions with management and their affiliates other than those covered by the terms of the agreements described above with each of our advisor, our dealer manager and our affiliated property manager.

Indebtedness of Management

Under the terms of the advisory agreement, we are required to reimburse Wells Capital for certain organization and offering costs up to the lesser of actual expenses or 2% of gross equity raised. Until the second quarter of 2005, our cumulative organization and offering costs had always exceeded 2% of our gross offering proceeds; therefore, we routinely paid 2% of our gross offering proceeds to Wells Capital. However, as of June 30, 2005, Wells Capital’s cumulative payment of organization and offering costs had fallen below 2% of gross offering proceeds, to $27.1 million. Our continued payment during the second quarter of 2005 of 2% of gross offering proceeds to Wells Capital resulted in an overpayment of approximately $1.9 million. These overpayments constituted amounts owed to us by an affiliate of management and were collected in July 2005.

March 27, 2006	The Conflicts Committee of the Board of Directors:

Neil H. Strickland (Chairman), Charles R. Brown, Richard W. Carpenter, Bud Carter, Donald S. Moss, Jack M. Pinkerton, Walter W. Sessoms and Wayne W. Woody

The Nominating and Corporate Governance Committee

General

The members of our Nominating and Corporate Governance Committee are Donald S. Moss (Chairman), Richard W. Carpenter, Bud Carter, Walter W. Sessoms and Neil H. Strickland. The members of the Nominating and Corporate Governance Committee are “independent” as defined by the NYSE.

The primary functions of the Nominating and Corporate Governance Committee are: (i) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (ii) developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them; and (iii) overseeing an annual evaluation of the board of directors and each of its committees. The

Nominating and Corporate Governance Committee held three meetings during 2005. A copy of the Nominating and Corporate Governance Committee charter is available on our Web site at www.wellsref.com/wellspdf/REITII-NominatingCorporateGovernanceCharter.pdf.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions. The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee will also consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling our investor services department at 1-800-577-4830.

Corporate Governance Guidelines

On March 3, 2006, our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, amended our Corporate Governance Guidelines. The purpose of the amendment was to enhance the power of the stockholders to influence the composition of the board of directors by requiring our directors to offer to resign should they receive fewer “for” votes than “withheld” votes in an uncontested election. A copy of our Corporate Governance Guidelines is available on our Web site at

www.wellsref.com/wellspdf/REITII-NominatingCorporateGovernanceGuidelines.pdf.

The Asset Management Committee

The members of the Asset Management Committee are Richard W. Carpenter (Chairman), Charles R. Brown, Jack M. Pinkerton and Walter W. Sessoms, all of whom are independent directors. The primary function of the Asset Management Committee is to advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants and portfolio diversification goals. The Asset Management Committee held six meetings in 2005.

The Stockholder Relations, Communication and Development Committee

The members of the Stockholder Relations, Communication and Development Committee are Bud Carter (Chairman), Donald S. Moss and Neil H. Strickland, all of whom are independent directors. The primary function of the Stockholder Relations, Communication and Development Committee is to advise the board of directors on various stockholders’ issues including market conditions, issues relating to net proceeds raised from stockholders and communications with stockholders. Through guidance and oversight, the Stockholder Relations, Communication and Development Committee encourages communications that provide stockholders with timely information in a cost-effective and user-friendly format. In addition, the Stockholder Relations, Communication and Development Committee advises the board on market trends and competitive analysis. During 2005, the Stockholder Relations, Communication and Development Committee held five meetings.

The Finance and Planning Committee

The members of the Finance and Planning Committee are W. Wayne Woody (Chairman), Charles R. Brown, Richard W. Carpenter, Jack M. Pinkerton and Bud Carter, all of whom are independent directors. The primary function of the Finance and Planning Committee is to review and advise the board of directors on our overall financial performance, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure and budgetary and reporting processes. The Finance and Planning Committee held five meetings in 2005.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders may also communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2005 annual meeting, and we expect all of the directors to be present at our 2006 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2006 annual meeting and are being nominated to be re-elected to serve until the 2007 annual meeting and until his successor is elected and qualified.

Name	Position(s)	Age	Year First Became a Director
Leo F. Wells, III	President and Director	62	2003
Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	55	2003
Randall D. Fretz	Senior Vice President	53	N/A
Charles R. Brown	Director	67	2003
Richard W. Carpenter	Director	69	2003
Bud Carter	Director	67	2003
Jack M. Pinkerton	Director	78	2003
Donald S. Moss	Director	70	2003
Walter W. Sessoms	Director	72	2003
Neil H. Strickland	Director	70	2003
W. Wayne Woody	Director	64	2003

Leo F. Wells, III is our President and one of our directors. He is also the President and a director of Wells Real Estate Investment Trust, Inc. (“the Wells REIT”) and Wells Timber Real Estate Investment Trust, Inc. (“Wells Timber”). He is also the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds, Inc., which directly or indirectly owns Wells Capital, Wells Management, Wells Investment Securities, Wells & Associates, Inc., Wells Development Corporation, Wells Asset Management, Inc. and Wells Real Estate Advisory Services, Inc. He is also the President, Treasurer and sole director of Wells Capital; Wells Management; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells is a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is President and sole director of Wells Real Estate Advisory Services, Inc. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and Wells Investment Securities entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the NASD relating to alleged rule violations. The AWC set forth the NASD’s findings that Wells Investment Securities and Mr. Wells had violated conduct rules relating to the provision of non-cash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by Wells Investment Securities in 2001 and 2002. Without admitting or denying the allegations and findings against them, Wells Investment Securities and Mr. Wells consented in the AWC to various findings by the NASD, which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of non-cash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810 and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

Wells Investment Securities consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. Wells Investment Securities and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004.

Douglas P. Williams is our Executive Vice President, Secretary and Treasurer and one of our directors. He has also served as Executive Vice President, Secretary and Treasurer and a director of the Wells REIT since 1999 and began serving in those capacities for Wells Timber in 2005. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of Wells Investment Securities, our dealer manager. Mr. Williams is also a Vice President of Wells Real Estate Funds, Inc. and Wells Asset Management, Inc.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG Peat Marwick LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a Financial and Operations Principal (series 27 and 63).

Randall D. Fretz has been our Senior Vice President since 2003 and is a Senior Vice President of Wells Capital. He is also the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of the Wells REIT and of Wells Timber, and a director of Wells Investment Securities. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of US and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. He has been involved in real estate activities for over 40 years. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlantic Center, one of the South’s largest multi-use complexes. Atlantic Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development.

Mr. Brown has been President of CRB Realty Associates, a private real estate consulting firm, since the 1980s. He has previously been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the Atlantic Steel mill in Atlanta, Georgia. He has also represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Richard W. Carpenter is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Audit Committee of MidCountry Financial Corp. He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B. and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT, which invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He currently serves as a Chairman for TEC International, an organization established to aid presidents and CEOs through the sharing of ideas on ways to improve the management and profitability of their respective companies. Mr. Carter was the first Chairman of the organization recruited in Atlanta and currently serves as Chair for three 15-member groups of CEOs and presidents. See “Certain Relationships and Related Transactions” below. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., DiversiTech Corporation, Wavebase9 and The Rockbridge Commercial Bank. He is a graduate of the University of Missouri where he earned degrees in journalism and social psychology.

Mr. Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest for over 20 years. From 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois and served as editor and publisher of The Peoria Press, a weekly business and political journal in Peoria, Illinois. From 1981 until 1989, Mr. Carter was also an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Donald S. Moss is one of our independent directors. He is also an independent director of the Wells REIT and Wells Timber and a trustee of the Wells Family of Real Estate Funds. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983 and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983.

Mr. Moss is a former director of The Atlanta Athletic Club. He was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss graduated from the University of Illinois where he received a degree in business.

Jack M. Pinkerton is one of our independent directors. He served as President of The Pinkerton & Laws Company from 1955 to 1983. He served as Chairman of the Executive Committee of The Pinkerton & Laws Company until his retirement in 1988, at which time The Pinkerton and Laws Company was one of the 200 largest construction companies in the United States. Mr. Pinkerton’s current activities include Director of Construction for Early Learning Property Management (construction and development of Early Learning Centers). Mr. Pinkerton served as Chairman of the Board of Enterprise National Bank before it was sold to Regions Bank in 1999. Mr. Pinkerton has also served as Chairman of the Board of numerous non-profit organizations. He received his Civil Engineering degree from Vanderbilt University and a Master of Theology Studies degree from Emory University.

Walter W. Sessoms is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He was employed by Southern Bell and its successor company, BellSouth, from 1956 until his retirement in June 1997. While at BellSouth, Mr. Sessoms served in a number of key positions, including Vice President-Residence for the State of Georgia from June 1979 to July 1981, Vice President-Transitional Planning Officer from July 1981 to February 1982, Vice President-Georgia from February 1982 to June 1989, Senior Vice President-Regulatory and External Affairs from June 1989 to November 1991, and Group President-Services from December 1991 until his retirement on June 30, 1997.

Mr. Sessoms currently serves as a director of the Georgia Chamber of Commerce, of which he is a past Chairman of the Board, the Atlanta University Center and the Salvation Army’s Board of Visitors of the Southeast Region. Mr. Sessoms is also a past advisory council member for the University of Georgia College of Business Administration and past member of the Executive Committee of the Atlanta Chamber of Commerce. Mr. Sessoms is a graduate of Wofford College where he earned a degree in economics and business administration, and is currently a member of the Wofford College Board of Trustees. He is a past member of the Governor’s Education Reform Commission and a former member of the Georgia School Board. In addition, Mr. Sessoms is a member of the Board of Trustees of the Southern Center for International Studies and is past President of the Atlanta Rotary Club. In 1995, he was awarded an Honorary Doctorate Degree by Wofford College.

Neil H. Strickland is one of our independent directors. He is also an independent director of the Wells REIT and a trustee of the Wells Family of Real Estate Funds. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full-service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a non-active partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operation Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development and senior administration.

Mr. Strickland is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland currently serves as a director of First Capital Bank, a community bank, and CNB Holdings, Inc., a publicly traded bank, both located in the State of Georgia. Mr. Strickland attended Georgia State University where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

W. Wayne Woody is one of our independent directors. He is also an independent director of Wells REIT and a trustee of the Wells Family of Real Estate Funds. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner, he served in a number of key positions in the firm, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the Southeastern United States and Puerto Rico. Mr. Woody was also a member of the Board of Directors of KPMG LLP from 1990 through 1994. Prior to joining KPMG, Mr. Woody was the Principal Budget Analyst for the State of Georgia Office of Planning and Budget where he reviewed, analyzed and presented the Governor’s budget proposals to the state legislature.

Mr. Woody currently serves as Chairman of the Audit Committee for the City of Atlanta. He is also a director and the Chairman of the Audit Committee of the Metropolitan Atlanta Chapter of the American Red Cross. Mr. Woody is a member of the Board of Directors of the Metropolitan Atlanta Chapter of the American Heart Association. Mr. Woody previously served a three-year term as Chairman of the Board of Trustees of the Georgia Center for the Visually Impaired. He is also a director of American Home Patient, Inc. and GoldKist, Inc., both of which are public companies.

Mr. Woody received a Bachelor of Science degree from Middle Tennessee State University and a Masters of Business Administration degree from Georgia State University. He is a Certified Public Accountant in Georgia and North Carolina.

Compensation of Directors

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $12,000;

•	$2,500 per regularly scheduled board meeting attended;

•	$1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and

•	$250 per special board meeting attended whether held in person or by telephone conference.

Members of our Audit Committee are paid $2,500 rather than $1,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements. In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan (described below).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we do not pay separate compensation for services rendered as a director.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. To date, we have issued stock options to purchase 36,000 shares of common stock to our independent directors pursuant to this plan. We issued 2,500 shares to each independent director in connection with our initial public offering and issued options to purchase 1,000 shares to each independent director on the date of our first and second annual stockholders’ meetings. We expect to issue additional options to purchase 1,000 shares to each independent director then in office on the date of each subsequent annual stockholders’ meeting. We may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for all options granted to date is $12.00 per share. The exercise price for subsequent options will be the greater of $12.00 per share or the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (i) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or are traded over the Nasdaq National Market or (ii) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange or traded over the Nasdaq National Market. However, if the Conflicts Committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the Conflicts Committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We will also make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (i) the tenth anniversary of the date we grant them, (ii) the removal for cause of the independent director as a member of the board of directors, or (iii) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•	for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Wells Capital, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” for a discussion of the fees paid to Wells Capital and its affiliates.

Equity Compensation Plan Information

We have reserved 750,000 shares of common stock for issuance under our Stock Option Plan and 100,000 shares of common stock under the Independent Director Stock Option Plan. Both plans were approved by our stockholders in 2003 before we commenced our initial public offering. The following table provides summary information about securities issuable under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	36,000	$12.00	814,000

Equity compensation plans not approved by security holders	—	—	—

Total	36,000	$12.00	814,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a discussion of the material transactions since the beginning of 2005 and any currently proposed transactions involving us and any of our officers or directors or their affiliates, see “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” above. In addition, set forth below is information regarding transactions not involving us which are between our independent directors and our affiliates.

The following independent directors are also independent directors for the Wells REIT and trustees of the Wells Family of Real Estate Funds: Richard W. Carpenter, Bud Carter, Donald S. Moss, Walter W. Sessoms, Neil H. Strickland and W. Wayne Woody. Mr. Moss is a director of Wells Timber Real Estate Investment Trust, Inc.

In addition, Mr. Carter serves as a chairman for TEC International, an organization designed to aid corporate executives through the sharing of ideas on ways to improve the management and profitability of their respective companies. As a chairman, Mr. Carter facilitates monthly meetings for three 15-member groups of executives and meets individually with each member of the group on a monthly basis. Three executives of Wells Real Estate Funds and its affiliates, including Leo F. Wells, III and Randall D. Fretz, are members in groups chaired by Mr. Carter. Wells Capital paid TEC International the following amounts over the last two years: $37,000 in 2004 and $20,580 in 2005. Mr. Carter has no equity interest in TEC International.

STOCK OWNERSHIP

The following table shows, as of March 15, 2006, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Shares	Percentage
Leo F. Wells, III	120,696	*
Douglas P. Williams	1,105	*
Randall D. Fretz	2,584	*
Charles R. Brown (2)	2,605	*
Richard W. Carpenter (2)	2,500	*
Bud Carter (2)	9,898	*
Donald S. Moss (2)	7,254	*
Jack M. Pinkerton (2)	2,662	*
Walter W. Sessoms (2)	63,931	*
Neil H. Strickland (2)	1,500	*
W. Wayne Woody (2)	2,500	*
All officers and directors as a group (3)	217,235	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o Wells Real Estate Investment Trust, II, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	Includes options to purchase up to 1,500 shares of common stock, which are exercisable within 60 days of March 15, 2006.
(3)	Includes options to purchase an aggregate of up to 12,000 shares of common stock, which are exercisable within 60 days of March 15, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2005 except as follows: nine transactions were filed late by Mr. Wells; two transactions were filed late by Mr. Fretz; and five transactions were filed late by Mr. Carter. During 2005, some Section 16(a) reporting rules relating to filing exceptions for “de minimis” transactions and a rule requiring reporting of transactions that occurred even before our officers and directors became subject to Section 16(a) reporting requirements were not properly processed by the directors and advisor personnel. All of our directors and officers take their Section 16(a) reporting obligations seriously. Upon becoming aware of the need to report these transactions, all such transactions have now been reported on Form 5 reports filed on April 10, 2006.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our investor services department by mail at Wells Investor Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSAL 1. ELECTION OF DIRECTORS

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

At the annual meeting, you and the other stockholders will vote on the election of all 10 members of our board of directors. Those persons elected will serve as directors until the 2007 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

•	Leo F. Wells, III

•	Douglas P. Williams

•	Charles R. Brown

•	Richard W. Carpenter

•	Bud Carter

•	Donald S. Moss

•	Jack M. Pinkerton

•	Walter W. Sessoms

•	Neil H. Strickland

•	W. Wayne Woody

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 16 through 21.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares FOR the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

A plurality of the votes cast is required for the election of the directors. This means that the director nominee with the most votes for a particular board seat is elected for that seat. Because the number of nominees equals the number of board seats to be filled, a nominee need only receive a single “for” vote to be elected. Abstentions and “withhold” votes should have no effect on the outcome of the election, but they will count toward the establishment of a quorum.

However, in order to enhance your ability to influence the composition of the board of directors in an uncontested election such as this, we have recently adopted a policy requiring all of the nominees to agree to offer to resign should he receive fewer “for” votes than “withhold” votes in an uncontested election. If a director must offer to resign because of “withhold” vote totals, a committee of all of our independent directors (the “Conflicts Committee”) must accept or reject the offer of resignation within 90 days following certification of the stockholder vote. If the Conflicts Committee accepts the offer, then the resignation will be effective upon acceptance. If the Conflicts Committee rejects an offer, it must disclose the reasons for doing so in a Form 8-K filed with the Securities and Exchange Commission.

Any director who tenders his or her resignation pursuant to this provision shall not participate in any Conflicts Committee action regarding whether to accept his or her offer of resignation or whether to accept any other director’s resignation. However, if the non-participation of resigning directors would leave fewer than three directors participating in the decision, then all Conflicts Committee members may participate other than the director whose resignation is at issue.

The offer of resignation may also be accepted at a stockholder meeting duly called for the express purpose of accepting such resignation and electing a successor to fill the vacancy created thereby. Unless previously accepted by the Conflicts Committee, such resignation shall be effective immediately prior to the stockholders’ election of a successor at such meeting. If no successor is elected and qualified at such meeting, then the resignation shall not be deemed to be accepted.

The policy is set forth in our Corporate Governance Guidelines, a copy of which is available on our Web site at www.wellsref.com/wellspdf/REITII-NominatingCorporateGovernanceGuidelines.pdf.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices no later than December 29, 2006. However, if we hold our annual meeting before June 20 or after August 19, stockholders must submit proposals for inclusion in our 2007 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2007 annual meeting, whether or not the proposal is intended to be included in the 2007 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by March 14, 2007.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

APPENDIX A

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

OF

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

I.	PURPOSE

The Audit Committee’s primary function is to assist the Board of Directors (the “Board”) of Wells Real Estate Investment Trust II, Inc. (the “Corporation”) in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management of the Corporation has established, and the Corporation’s audit and financial reporting process. In performing this function, the Audit Committee shall maintain free and open communications among the Board of Directors, the Corporation’s independent auditors and the Corporation’s management.

The independent auditors’ ultimate responsibility is to the Audit Committee of the Board of Directors, as representatives of the stockholders. The Audit Committee has the responsibility to select, evaluate and, where appropriate, replace the independent auditors.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Audit Committee shall be comprised of at least three of the Independent Directors (as defined in the Corporation’s Articles of Incorporation and as defined in SEC Rule 10A-3) of the Corporation.

All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have the qualifications of an “audit committee financial expert” as determined in the judgment of the Board with reference to applicable law.

The members of the Audit Committee are appointed by the Board of Directors and shall serve until their successors are duly elected and qualified.

III.	MEETINGS

The Audit Committee shall meet on a regular basis no less frequently than four times a year and shall hold special meetings as circumstances require. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business. Minutes of each meeting of the Audit Committee should be recorded by the secretary to the Committee. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Audit Committee. The Audit Committee may also act by unanimous written consent without a meeting.

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IV.	AUTHORITY AND RESPONSIBILITIES

The Audit Committee’s authority and responsibilities are set forth below.

Regarding its relationship with the independent auditor, the Audit Committee shall:

1.	Appoint, compensate, oversee, retain, discharge and replace the independent auditor of the Corporation. The independent auditor shall report directly to the Audit Committee.

2.	Preapprove all auditing services performed for the Corporation by the independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) as such services are defined by applicable law.

3.	Have the authority to form and delegate authority to subcommittees consisting of one or more members of the Audit Committee, including the authority to grant preapprovals of audit and permitted non-audit services; provided however, that decisions of subcommittees to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

4.	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

Regarding financial reporting and disclosure matters, the Audit Committee shall:

5.	Ensure that the independent auditor files a report with the Audit Committee (prior to the filing of the audit report with the SEC in the Annual Report on Form 10-K), which states (i) all critical accounting policies to be used by the Corporation, (ii) all alternative treatments of financial information within GAAP that have been discussed with management of the Corporation, the ramifications of these disclosures, and the treatment preferred by the auditor, and (iii) any other material written communications between the auditor and Corporation management.

6.	Obtain an annual report from the independent auditor describing (i) the auditor’s internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities within the last five years, and any steps taken to deal with such issues, and (iii) all relationships between the auditor and the Corporation that could be considered to bear upon the auditor’s independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and shall ensure the rotation of partners in accordance with federal securities laws.

7.	Review the Corporation’s annual audited financial statements and discuss such audited financial statements with management.

8.	Discuss at least annually with the independent auditor the matters required to be discussed pursuant to Statements on Auditing Standards No. 61.

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9.	On an annual basis, obtain a formal written statement from the independent auditors delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1, and review and discuss with the auditors all significant relationships the auditors have with the Corporation to determine the independence of the auditors.

10.	Based upon the review and discussion of the financial statements with the independent auditor, recommend to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for filing with the SEC.

11.	Review and discuss with management and the independent auditors the Corporation’s Annual Report on Form 10-K prior to filing with the SEC.

12.	Review and discuss with management and the independent auditors the Corporation’s quarterly financial statements (including the matters described in Statement on Auditing Standards No. 61) and each of the Corporation’s Quarterly Reports on Form 10-Q prior to filing with the SEC.

13.	Review with the independent auditor any audit problems or difficulties, and management’s response thereto, and resolve any disagreements between management and the independent auditor regarding financial reporting.

14.	Discuss with management the Corporation’s earnings and dividend press releases as well as financial information, earnings or dividend guidance provided to the broker-dealer community. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

15.	Review and approve the table in the Corporation’s proxy statement disclosing the audit fees, audit-related fees, tax fees, and all other fees billed for each of the last two fiscal years for services rendered by the independent auditor.

16.	Ensure that the Corporation’s proxy statement discloses the percentage of each of the audit-related fees, tax fees and all other fees that were approved by the Audit Committee pursuant to the de minimis exception to the federal securities laws.

17.	Ensure that less than 50% of the audit work (by percentage of hours) by the independent auditors for the most recent fiscal year was performed by persons who were not the auditor’s full-time, permanent employees (if this percentage is greater than 50%, then disclosure is required in the Corporation’s proxy statement).

18.	Ensure that the Corporation’s proxy statement discloses the pre-approval policies and procedures used by the Audit Committee to engage the independent auditor to perform audit, audit-related, tax and all other services.

19.	Prepare an Audit Committee Report to be included in the Corporation’s proxy statement on an annual basis as required by federal securities laws.

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20.	Review disclosures made to the Audit Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and procedures and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

21.	Obtain quarterly assurances from management that the system of internal controls is adequate and effective. When required by the SEC, obtain an annual attestation report from the independent auditor. The report shall attest to the fairness of management’s annual assertion regarding the effectiveness of the Corporation’s internal controls over financial reporting.

22.	Ensure that registration statements, annual reports and proxy or information statements (that are required to include financial statements) filed with the SEC include a separately-captioned section discussing the Corporation’s off-balance sheet arrangements, if any, that have or are reasonably likely to have a current or future material effect on the Corporation’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Regarding ethical and legal compliance, and other issues, the Audit Committee shall:

23.	Review the Corporation’s code of ethics periodically and ensure that management has established procedures to enforce it.

24.	Establish appropriate processes and procedures surrounding the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and the confidential anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

25.	Have the authority to retain independent legal, accounting, or other advisors.

26.	Have the authority and power to investigate any matter brought to its attention with full access to the books, records and personnel necessary to carry out its responsibilities.

27.	Periodically perform a self-evaluation of the Audit Committee to ensure that it is functioning properly and otherwise carrying out its authority and responsibilities.

28.	Perform any other activities consistent with this Charter, the Corporation’s Articles of Incorporation, Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

29.	Review this Charter at least annually and recommend any changes to the Board of Directors.

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APPENDIX B

WELLS REAL ESTATE	YOUR VOTE IS IMPORTANT
INVESTMENT TRUST II, INC.	VOTE BY PROXY VIA THE INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL

https://www.proxyvotenow.com/reit2		1-866-809-5279

• Go to the Web site address shown above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign, and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

Voting via the Internet or telephone saves postage costs.

1-866-809-5279

CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

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(Please sign, date, and return this proxy card in the enclosed envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES LISTED” IN PROPOSAL 1, AS DESCRIBED IN THE PROXY STATEMENT.

1. Election of Directors						Nominees:	01 Leo F. Wells, III	02 Douglas P. Williams	03 Charles R. Brown
							04 Richard W. Carpenter	05 Bud Carter	06 Donald S. Moss
FOR	☐	WITHHOLD	☐	FOR ALL	☐		07 Jack M. Pinkerton	08 Walter W. Sessoms	09 Neil H. Strickland
ALL		ALL		EXCEPT			10 W. Wayne Woody

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
				YES	NO

I plan to attend the annual meeting. ☐					☐		*Exceptions

S C A N L I N E

Please sign exactly as name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Date	Share Owner sign here	Co-Owner sign here

Wells provides an easy path to savings
Your REIT will plant a tree in your honor	Electronic Communications can help save your REIT approximately $6.00 per investor annually.
In addition, receiving communications electronically will:
Save Paper Reduce Clutter Provide Updates Quicker Help The Environment

If you sign up for e-mail delivery, your REIT will help preserve the environment by planting a tree in your honor through an arrangement with American Forests, a Washington, D.C.-based conservation group. Native trees will be planted in Gulf Coast areas affected by Hurricane Katrina. Planting will begin when conditions permit, later this year.

To sign up for Electronic Communications, simply go to www.wellsref.com/ecomm or call Wells Client Services at 800-557-4830

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PROXY	PROXY

WELLS REAL ESTATE INVESTMENT TRUST II, INC.
ANNUAL MEETING OF STOCKHOLDERS — JULY 19, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS REAL ESTATE INVESTMENT TRUST II, INC. to be held on July 19, 2006, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR all nominees listed.” The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 19, 2006 meeting date.

(Continued, and to be dated and signed on the reverse side.)

WELLS REAL ESTATE INVESTMENT TRUST II, INC.
P.O. BOX 11141
NEW YORK, N.Y. 10203-0141

TO VOTE BY MAIL PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.